CERTIFICATE OF MERGER

                                       OF

                     THE GREAT AMERICAN BACKRUB STORE, INC.

                                      INTO

                            DARCO INTERNATIONAL CORP.


      The undersigned corporation

      DOES HEREBY CERTIFY:

      FIRST; That the names and states of incorporation of each of the constituent corporations of the merger are as follows:

      NAME                                          STATE OF INCORPORATION
      ----                                          ----------------------

      The Great American BackRub Store, Inc.                New York
      Darco International Corp.                             Delaware


      SECOND: That an Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

      THIRD: The name of the surviving corporation of the merger is Darco International Corp., which shall herewith be changed to International Diversified Industries, Inc., a Delaware corporation.

      FOURTH: That the amendments or changes in the Certificate of Incorporation of Darco International Corp., the surviving corporation, as are to be effected by the merger are as follows:

      I. Article First relating to the name of the corporation is deleted in its entirety and the following Article First is inserted in its place:

          "FIRST: The name of the Corporation is: International Diversified Industries, Inc."


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


      II. Article Fourth relating to authorized capital stock is deleted in its entirety and the following Article Fourth is inserted in its place:

          "FOURTH: Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is: forty million (40,000,000), consisting of twenty five million (25,000,000) shares of common stock (the "Common Stock") of the par value of one-tenth of one cent ($.001) each and fifteen million (15,000,000) shares of preferred stock (the "Preferred Stock") of the par value of one-tenth of one cent ($.001) each.

     Designation of Classes; Relative Rights, etc. The designation, relative rights, preferences and limitations of the shares of each class are as follows:

     The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes


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


     shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued or a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

     Subject to the provisions of any applicable law or of the By-laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock outstanding in his or her name on the books of the Corporation. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

     Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

          FOURTH-A: Designation, Number and Relative Rights, Preferences, Privileges and Restrictions of Series A Preferred Stock. The designation, number and relative rights, preferences, privileges and restrictions of the Series A Preferred Stock are as follows:

          Section 1. Designation, Number and Par Value. A series of preferred stock of the Corporation (the "Preferred Stock") is hereby designated as the Series A Convertible Preferred Stock (referred to herein as the "Series A Preferred


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


     Stock"), and the number of shares of Preferred Stock so designated is 4,000,000 shares. The par value of each share of Series A Preferred Stock shall be $.001.

          Section 2. Dividends.

          (a) The holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor (and subject to the limitation described in the last sentence of this paragraph), cumulative dividends on the shares of the Series A Preferred Stock at the rate of 7.0% (or $0.35) per annum per share of Series A Preferred Stock outstanding, and no more, payable semi-annually on April 1 and October 1 in each year. Such dividends shall be cumulative from the later of the date of issuance of the Series A Preferred Stock or the most recent dividend payment date on which dividends have been paid on the Series A Preferred Stock by the Corporation. Dividends shall be payable either (at the Company's option) in cash or in shares of Common Stock on the basis of the average Closing Prices (as defined in Section 6(c)) of the Common Stock for the ten consecutive trading days ending on the last trading day preceding the record date for the dividend payment. Each such dividend shall be paid to the holders of record of the shares of the Series A Preferred Stock as they appear on the stock records of the Corporation on such record date, not more than 30 days nor less than 10 days preceding the dividend payment date thereof, as shall be fixed by the Board of Directors or a duly authorized committee thereof. If a holder converts a share or shares of the Series A Preferred Stock after the close of business on the record date for a dividend and before the opening of business on the payment date for such dividend, then, pursuant to Section 6 hereof, the holder will be required to pay to the Corporation at the time of such conversion the amount of such dividend (unless the shares were converted after the issuance of a notice of redemption with respect to such shares, in which event the holder of such shares shall be entitled to the dividend payable thereon on such dividend payment date).

          (b) If dividends are not paid in full, or declared in full and sums set apart for the payment thereof, upon the shares of the Series A Preferred Stock and shares of any other preferred stock ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon shares of the Series A Preferred Stock and of any other preferred Stock ranking on a parity as to dividends shall be paid or declared PRO RATA so that in all cases the amount of dividends paid or declared per share on the Series A Preferred Stock and such other shares of preferred stock shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of the Series A Preferred Stock and such other shares of preferred stock bear to each other. Except as provided in the preceding sentence, unless cumulative dividends on the shares of the Series A Preferred Stock have been paid or declared in full and sums set aside for the payment thereof, no dividends (other


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


     than dividends in shares of Common Stock (as hereinafter defined) or in shares of any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and distribution of assets upon liquidation) shall be paid or declared and set aside for payment or other distribution made upon the Corporation's Common Stock, par value $.001 per share (the "Common Stock"), or any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends, nor shall any shares of Common Stock or shares of any other capital stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Corporation or any subsidiary of the Corporation (except by conversion into or exchange for shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and distribution of assets upon liquidation). Holders of shares of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or shares of capital stock, in excess of full accrued and cumulative dividends as herein provided. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on the shares of the Series A Preferred Stock that may be in arrears.

          The terms "accrued dividends," "dividends accrued" and "dividends in arrears," whenever used herein with reference to shares of preferred stock shall be deemed to mean an amount which shall be equal to dividends thereon at the annual dividend rates per share for the respective series thereof from the date or dates on which such dividends commence to accrue to the end of the then current quarterly dividend period for such preferred stock (or, in the case of redemption, to the date of redemption), less the amount of all dividends paid, or declared in full and sums set aside for the payment thereof, upon such shares of preferred stock.

          (c) Dividends payable on the shares of the Series A Preferred Stock for any period less than a full quarterly dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

          Section 3. Optional Redemption.

          (a) The shares of the Series A Preferred Stock will be redeemable at the option of the Corporation by resolution of its Board of Directors, in whole or from time to time in part, at any time on or after the fifth anniversary of the date of original issuance (the "Warrant Issue Date") of Warrants to purchase Series A Preferred Stock pursuant to a Confidential Private Offering Memorandum dated November 25, 1996, subject to the limitations set forth below, at a redemption price of $5.25 per share (the "Redemption Price"), plus all dividends accrued and unpaid on the shares of the Series A Preferred Stock up to the date fixed for redemption, upon giving notice as provided below.

          (b) If less than all of the outstanding shares of the Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined pro rata or by lot or in such other manner and subject to such regulations as the Board of Directors in its sole discretion shall prescribe.

          (c) At least 30 days but not more than 60 days prior to the date fixed for the redemption of shares of the Series A Preferred Stock, a written notice shall be mailed to each holder of record of shares of the Series A Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the Corporation, notifying such holder of the election of the Corporation to redeem such shares, stating the date fixed for redemption thereof (the "Redemption Date"), and calling upon such holder to surrender to the Corporation on the Redemption Date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the Redemption Date each holder of shares of the Series A Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In case less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all dividends on the shares of the Series A Preferred Stock designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the Redemption
     Date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Corporation prior to the Redemption Date may deposit the redemption price (including all accrued and unpaid dividends up to the Redemption Date) of shares of the Series A Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company (having a capital surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, or in any other city in which the Corporation at the time shall maintain a transfer agency with respect to such shares, in which case the aforesaid notice to holders of shares of the Series A Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank


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


     or trust company as the place of payment of the redemption price, and shall call upon such holders to surrender the certificates representing such shares at such place on or after the date fixed in such redemption notice (which shall not be later than the Redemption Date) against payment of the redemption price (including all accrued and unpaid dividends up to the Redemption Date). Any interest accrued on such funds shall be paid to the Corporation from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such shares of the Series A Preferred Stock at the end of two years after the Redemption Date shall be returned by such bank or trust company to the Corporation.

          If a notice of redemption has been given pursuant to this Section 3 and any holder of shares of this Series A Preferred Stock shall, prior to the close of business on the last business day preceding the Redemption Date, give written notice to the Corporation pursuant to Section 6 below of the conversion of any or all of the shares to be redeemed held by such holder (accompanied by a certificate or certificates for such shares, duly endorsed or assigned to the Corporation, and any necessary transfer tax payment, as required by Section 6 below), then such redemption shall not become effective as to such shares to be converted, such conversion shall become effective as provided in Section 6 below and any moneys set aside by the Corporation for the redemption of such shares of converted Series A Preferred Stock shall revert to the general funds of the Corporation (unless such shares were converted after the close of business on the record date for a dividend and before the opening of business on the payment date for such dividend, in which event the holders of such shares shall be entitled to the dividend payable thereon on such dividend payment date).

          (d) Shares of the Series A Preferred Stock redeemed, repurchased or retired pursuant to the provisions of this Section 3 or surrendered to the Corporation upon conversion or shall thereupon be retired and may not be reissued as shares of the Series A Preferred Stock but shall thereafter have the status of authorized but unissued shares of the Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series of the Preferred Stock.

          Section 4. Voting Rights.

          The holders of Series A Preferred Stock shall not be entitled to vote on any matter except (i) as provided in Section 8 and (ii) as required by law.


          Section 5. Liquidation Rights.

          (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of


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


     shares of the Series A Preferred Stock shall be entitled to receive, in cash, out of the remaining net assets of the Corporation, the amount of Five Dollars ($5.00) for each share of the Series A Preferred Stock held by them, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of shares of Common Stock or any other capital stock of the Corporation ranking (as to any such distribution) junior to the Series A Preferred Stock. If upon any liquidation, dissolution or winding up of the Corporation, the assets distributable among the holders of shares of the Series A Preferred Stock and all other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series A Preferred Stock are insufficient to permit the payment in full to the holders of all such shares of all preferential amounts payable to all such holders, then the entire assets of the Corporation thus distributable shall be distributed ratably among the holders of the shares of the Series A Preferred Stock and such other classes and series of preferred stock ranking (as to any such distribution) on a parity with the Series A Preferred Stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

          (b) For purposes of this Section 5, a distribution of assets in any dissolution, winding up or liquidation shall not include (i) any consolidation or merger of the Corporation with or into any other corporation, (ii) any dissolution, liquidation, winding up or reorganization of the Corporation immediately followed by reincorporation of another corporation or (iii) a sale or other disposition of all or substantially all of the Corporation's assets to another corporation; PROVIDED, HOWEVER, that, in each case, effective provision is made in the certificate of incorporation of the resulting and surviving corporation or otherwise for the protection of the rights of the holders of shares of the Series A Preferred Stock.

          (c) After the payment of the full preferential amounts provided for herein to the holders of shares of the Series A Preferred Stock or funds necessary for such payment have been set aside in trust for the holders thereof, such holders shall be entitled to no other or further participation in the distribution of the assets of the Corporation.

          Section 6. Conversion.

          (a) Holders of shares of the Series A Preferred Stock shall have the right, exercisable at any time and from time to time on or after the first anniversary of the Warrant Issue Date, except in the case of shares of the Series A Preferred Stock called for redemption, to convert all or any such shares of the Series A Preferred Stock into shares of the Common Stock (calculated as to each conversion to the nearest 1/100th of a share) such that each share of Series A Preferred Stock shall be converted into the greater of (i) two shares of Common Stock (the "Base Conversion Rate"), subject to adjustment as described below, or


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


     (ii) a number shares of Common Stock equal to $8.00 divided by the average of the Closing Prices (as defined in Section 6(c) per share of the Common Stock for the ten (10) consecutive trading days ending on the third trading day preceding the Conversion Date (as defined in Section 6(b)). In the case of shares of the Series A Preferred Stock called for redemption, conversion rights will expire at the close of business on the last business day preceding the Redemption Date. Notice of an optional redemption must be mailed not less than 30 days and not more than 60 days prior to the Redemption Date. Upon conversion, no adjustment or payment will be made for dividends, but if any holder surrenders a share of the Series A Preferred Stock for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend payment date will be paid to the registered holder of such share on such record date. In such event, such share, when surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date, must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the share so converted (unless such share was converted after the issuance of a notice of redemption with respect to such share, in which event such share shall be entitled to the dividend payable thereon on such dividend payment date).

          (b) Any holder of share or shares of the Series A Preferred Stock electing to convert such share or shares thereof shall deliver the certificate or certificates therefor to the principal office of any transfer agent for the Common Stock, with the form of notice of election to convert as the Corporation shall prescribe fully completed and duly executed and (if so required by the Corporation or any conversion agent) accompanied by instruments of transfer in form satisfactory to the Corporation and to any conversion agent, duly executed by the registered holder or his duly authorized attorney, and transfer taxes, stamps or funds therefor or evidence of payment thereof if required pursuant to Section 6(d). The conversion right with respect to any such shares shall be deemed to have been exercised at the date (the "Conversion Date") upon which the certificates therefor accompanied by such duly executed notice of election and instruments of transfer and such taxes, stamps, funds, or evidence of payment shall have been so delivered, and the person or persons entitled to receive the shares of the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of the Common Stock upon said date.

          (c) No fractional shares of the Common Stock or scrip representing fractional shares shall be issued upon conversion of shares of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of the Common Stock which shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A


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


     Preferred Stock so surrendered. Instead of any fractional shares of the Common Stock which would otherwise be issuable upon conversion of any shares of the Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price (as defined below) for the Common Stock on the last trading day preceding the date of conversion. The Closing Price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way, on the principal national securities exchange on which Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of Common Stock, or in case no reported sale takes place, the average of the closing bid and asked prices, on the Nasdaq National Market or the Nasdaq SmallCap Market (collectively, "NASDAQ"), the OTC Electronic Bulletin Board (the "Bulletin Board") or any comparable system, or if the Common Stock is not quoted on NASDAQ, the Bulletin Board or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

          (d) If a holder converts a share or shares of the Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion. The holder, however, shall pay to the Corporation the amount of any tax which is due (or shall establish to the satisfaction of the Corporation payment thereof) if the shares are to be issued in a name other than the name of such holder and shall pay to the Corporation any amount required by the last sentence of Section 6(a) hereof.

          (e) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of the Common Stock sufficient shares of the Common Stock to permit the conversion of the then outstanding shares of the Series A Preferred Stock. All shares of Common Stock which may be issued upon conversion of shares of the Series A Preferred Stock shall be validly issued, fully paid and nonassessable. In order that the Corporation may issue shares of the Common Stock upon conversion of shares of the Series A Preferred Stock, the Corporation will endeavor to comply with all applicable Federal and State securities laws and will endeavor to list such shares of the Common Stock to be issued upon conversion on each securities exchange on which the Common Stock is listed.

          (f) The conversion rate in effect at any time shall be subject to adjustment from time to time as follows:

               (i) In case the Corporation shall (1) pay a dividend in shares of the Common Stock to holders of the Common Stock, (2) make a


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


          distribution in shares of the Common Stock to holders of the Common Stock, (3) subdivide the outstanding shares of the Common Stock into a greater number of shares of the Common Stock or (4) combine the outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, the Base Conversion Rate shall be adjusted to be equal to the Base Conversion Rate immediately prior to such event multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such event. An adjustment made pursuant to this Section 6(f)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

               (ii) In case the Corporation shall issue rights or warrants to all holders of the Common Stock entitling them (for a period commencing no earlier than the record date for the determination of holders of Common Stock entitled to receive such rights or warrants and expiring not more than 45 days after such record date) to subscribe for or purchase shares of the Common Stock (or securities convertible into shares of the Common Stock) at a price per share less than the current market price (as determined pursuant to Section 6(f)(iv)) of the Common Stock on such record date, the Base Conversion Rate shall be adjusted so that the same shall be equal to Base Conversion Rate immediately prior to such record date multiplied by a fraction of which the numerator shall be the number of shares of the Common Stock outstanding on such record date plus the number of additional shares of the Common Stock offered (or into which the convertible securities so offered are convertible), and of which the denominator shall be the number of shares of the Common Stock outstanding on such record date, plus the number of shares of the Common Stock which the aggregate offering price of the offered shares of the Common Stock (or the aggregate conversion price of the convertible securities so offered) would purchase at such current market price. Such adjustments shall become effective immediately after such record date.

               (iii) In case the Corporation shall distribute to all holders of the Common Stock shares of any class of capital stock other than the Common Stock, evidence of indebtedness or other assets (other than cash dividends out of current or retained earnings), or shall distribute to substantially all holders of the Common Stock rights or warrants to subscribe for securities (other than those referred to in Section 6(f)(ii)), then in each such case the Base Conversion Rate shall be adjusted so that the same shall be equal to the Base Conversion Rate immediately prior to the date of such distribution multiplied by a fraction of which the


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


          numerator shall be the current market price (determined as provided in Section 6(f)(iv)) of the Common stock on the record date mentioned below, and of which the denominator shall be such current market price of the Common Stock, less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the assets so distributed or of such subscription rights or warrants applicable to one share of the Common Stock. Such adjustment shall become effective immediately after the record date for the determination of the holders of the Common Stock entitled to receive such distribution. Notwithstanding the foregoing, in the event that the Corporation shall distribute rights or warrants (other than those referred to in Section 6(f)(ii), ("Rights") pro rata to holders of the Common Stock, the Corporation may, in lieu of making any adjustment pursuant to this
          Section 6(f)(iii), make proper provision so that each holder of a share of Series A Preferred Stock who converts such share after the record date for such distribution and prior to the expiration or redemption of the Rights shall be entitled to receive upon such conversion, in addition to the shares of the Common Stock issuable upon such conversion (the "Conversion Shares"), a number of Rights to be determined as follows: (i) if such conversion occurs on or prior to the date for the distribution to the holder of Rights of a separate certificate evidencing such Rights (the "Distribution Date"), the same number of Rights to which a holder of a number of shares of the Common Stock equal to the number of Conversion Shares is entitled at the time of such conversion in accordance with the terms and provisions of and applicable to the Rights; and (ii) if such conversion occurs after the Distribution Date, the same number of Rights to which a holder of the number of shares of the Common Stock into which a share of the Series A Preferred Stock so converted was convertible immediately prior to the Distribution Date would have been entitled on the Distribution Date in accordance with the terms and provisions of and applicable to the Rights.

               (iv) The current market price per share of the Common Stock on any date shall be deemed to be the average of the daily closing prices for thirty consecutive trading days commencing forty-five trading days before the day in question. The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the closing sale price of Common Stock, or in case no reported sale takes place, the average of the closing bid and asked prices, on the Nasdaq National Market or the Nasdaq SmallCap Market (collectively, "NASDAQ"), the OTC Electronic Bulletin Board (the "Bulletin Board") or any comparable system, or if the Common

          Stock is not quoted on NASDAQ, the Bulletin Board or any comparable system, the closing sale price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.

               (v) In any case in which this Section 6 shall require that an adjustment be made immediately following a record date, the Corporation may elect to defer (but only until five business days following the mailing of the notice described in Section 6(j)) issuing to the holder of any share of the Series A Preferred Stock converted after such record date the shares of the Common Stock and other capital stock of the Corporation issuable upon such conversion over and above the shares of the Common Stock and other capital stock of the Corporation issuable upon such conversion only on the basis of the conversion rate prior to adjustment; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue or cause its transfer agents to issue due bills or other appropriate evidence of the right to receive such shares.

          (g) No adjustment in the Base Conversion Rate shall be required until cumulative adjustments result in a concomitant change of 1% or more of the Base Conversion Rate as in effect prior to the last adjustment of the Base Conversion Rate; PROVIDED, HOWEVER, that any adjustments which by reason of this Section 6(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. No adjustment to the conversion rate shall be made for cash dividends.

          (h) In the event that, as a result of an adjustment made pursuant to
     Section 6(f), the holder of any share of the Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than shares of the Common Stock, thereafter the number of such other shares so receivable upon conversion of any shares of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 6.

          (i) The Corporation may make such increases in the conversion rate, in addition to those required by Sections 6(f)(i), (ii) and (iii), as it considers to be advisable in order than any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients thereof.

          (j) Whenever the conversion rate is adjusted, the Corporation shall promptly mail to all holders of record of shares of the Series A Preferred Stock a notice of the adjustment and shall cause to be prepared a certificate signed by a principal financial officer of the Corporation setting forth the adjusted conversion rate and a brief statement of the facts requiring such adjustment and the computation thereof; such certificate shall forthwith be filed with each transfer agent for the shares of the Series A Preferred Stock.

               (k) In the event that:

               (1) the Corporation takes any action which would require an adjustment in the Base Conversion Rate,

               (2) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation and stockholders of the Corporation must approve the transaction, or

               (3)  there is a dissolution or liquidation of the Corporation,

     the Corporation shall mail to holders of shares of the Series A Preferred Stock a notice stating the proposed record or effective date of the transaction, as the case may be. The Corporation shall mail the notice at least 10 days before such date; however, failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clauses (1), (2) or (3) of this Section 6(k).

          (l) If any of the following shall occur, namely: (i) any reclassification or change of outstanding shares of the Common Stock issuable upon conversion of shares of the Series A Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination),
     (ii) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of the Common Stock or (iii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then the Corporation, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such reclassification, change, consolidation, merger, sale or conveyance, provide in its certificate of incorporation or other charter document that each share of the Series A Preferred Stock shall be convertible into the kind and amount of shares of capital stock and other securities and property (including cash) receivable upon such reclassification, change, consolidation, merger, sale or conveyance by a holder of the number of shares of the Common Stock deliverable upon conversion of such share of the Series A Preferred Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Such certificate of incorporation or other charter document shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The foregoing, however, shall not in any way affect the right a holder of a share of the Series A Preferred Stock may otherwise have, pursuant to clause (ii) of the last sentence of Section 6(f)(iii), to receive Rights upon conversion of a share of the Series A Preferred Stock. If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property (including cash) receivable thereupon by a holder of the Common Stock includes shares of capital stock or other securities and property of a corporation other than the successor or purchasing corporation, as the case may be, in such consolidation, merger, sale or conveyance, then the certificate of incorporation or other charter document of such other corporation shall contain such additional provisions to protect the interests of the holders of shares of the Series A Preferred Stock as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Section 6(1) shall similarly apply to successive consolidations, mergers, sales or conveyances.

          Section 7. Ranking. With regard to rights to receive dividends and distributions upon dissolution of the Corporation, the Series A Preferred Stock shall rank prior to the Common Stock and on a parity with any other Preferred Stock issued by the Corporation, unless the terms of such other Preferred Stock provide otherwise and, if applicable, the requirements of
     Section 8 hereof have been complied with.

          Section 8. Limitations. In addition to any other rights provided by applicable law, so long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote, or the written consent as provided by law, of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a class,

          (a) create, authorize or issue any class or series of capital stock, or rights to subscribe to or to acquire, or any security convertible into, any class or series of capital stock ranking as to payment of dividends, distribution of assets upon liquidation or voting rights, prior to the Series A Preferred Stock; or

          (b) amend, alter or appeal, whether by merger, consolidation or otherwise, any of the provisions of the Certificate of Incorporation (including this Certificate of Designation) that would change the preferences, rights or powers with respect to the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely;

     but (except as otherwise required by applicable law) nothing herein contained shall require such a vote or consent (i) in connection with any increase in the total number of authorized shares of the Common Stock, or
     (ii) in connection with the authorization or increase of any class or series of capital stock ranking, as to dividends and distribution of assets upon liquidation, junior to or on a parity with the Series A Preferred Stock; PROVIDED, HOWEVER, that no such vote or written consent of the holders of the shares of the Series A Preferred Stock shall be required if, at or prior to the time when the issuance of any such shares ranking prior to the Series A Preferred Stock is to be made or any such change is to take effect, as the case may be, provision is made for the redemption of all the then outstanding shares of the Series A Preferred Stock.

          Section 9. No Preemptive Rights. No holder of shares of the Series A Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of capital stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe for or acquire shares of capital stock of the Corporation."

     III. The following articles were added to the Certificate of Incorporation:

          "ELEVENTH: Compromise and Arrangement. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholder or any class of them, any court of equitable jurisdiction within the State of Delaware may, on application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors of class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the creditors or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

          "TWELFTH: Liability of Directors. No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit.

          "THIRTEENTH: Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a

     "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is an alleged action in an official capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but in the case of any such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and low (including attorneys, fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators: provided, however, that except as provided in paragraph 10.1 hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) which was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of final disposition of such a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (a) Right of Claimant to Bring Suit. If a claim under paragraph 10 of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed. The burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper under the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (b) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 10 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

          (c) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation law.

      FIFTH: That the executed Agreement of Merger is on file at an office of the surviving corporation, the address of which is 4500 140th Avenue North, Suite 221, Clearwater, Florida 33762.

      SIXTH: That a copy of the Agreement of Merger will be furnished, on request and without cost, to any stockholder of any constituent corporation.

      SEVENTH: That this Certificate of Merger shall be effective on August 3, 1998.


                            [SIGNATURE PAGE FOLLOWS]

Dated:  July 29, 1998

                               DARCO INTERNATIONAL CORP.

                                     /s/ DAVID COIA


                               By:_________________________________
                                     David Coia, President



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